[GRAPHIC
OMITTED]                     MEDIA SERVICES AGREEMENT
 CHIEF
 MEDIA                           CHIEF MEDIA, LLC.

                                      fvx

               This Media Services Agreement (this "Agreement") is made and entered into as of March 10, 2004, by and between CHIEF MEDIA, LLC a Limited Liability Company ("Agency"), with its principal offices at 70 West 36th Street, 10th Floor, NY, NY 10018 , and THE RIGHT SOLUTION ("Advertiser") with its principal offices at 3035 E. Patrick Lane, Suite 14, Las Vegas, NV 89120 (collectively Agency and Advertiser are referred to as the "Parties" or individually, each is referred to as a "Party").

                                    RECITALS

WHEREAS Agency is in the business of planning, managing and procuring advertising media time (on television and radio) and space (in newspapers, magazines, and other published media) and other initial "pre-rollout" services outlined in Section 5 herein; on behalf of businesses seeking to advertise their products and services; and

WHEREAS Advertiser desires to engage Agency and to have Agency plan, manage and procure media time and/or space for the purpose of advertising various direct marketing campaigns (collectively, the "Project");

NOW, THEREFORE, in consideration of the agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. ENGAGEMENT OF AGENCY. Advertiser hereby engages Agency as its exclusive agent to book and purchase advertising media time or space on behalf of and for the use of Advertiser for the purpose of advertising the Project (Rollout Phase) Subject to the provisions of Section 2, Advertiser hereby authorizes Agency to enter into contracts (in the name and on behalf of Advertiser) with third parties for the purchase of media time or space.

2. RESPONSIBILITIES OF AGENCY.

(A) Upon being advised by Advertiser of its proposed budgets thereof, Agency shall prepare detailed media plans consistent with such budgets. Such plans shall consist of a listing of day parts, date spans, and such other criteria as Advertiser may reasonably specify for each media type purchased.

Following Advertiser's approval of the media buy plans, Agency shall buy the advertising time or space on behalf of Advertiser and implement such approved plans.

(B) Upon completion of media buys, Agency will provide a summary comparison of planned media to purchased media. Agency will endeavor to prepare and forward to Advertiser such summary comparisons on a weekly basis.

(C) Agency will assist the Advertiser's chosen tape duplication and customization vendor ("Vendor") by providing the Vendor with the station's requirements for airing including the size of tape, trafficking instructions, and the time prior to airing in which the station must receive the tape.

(D) Agency will provide ongoing analysis setting forth recommended adjustments to the existing media buy based on interim telemarketing sales results and Advertiser direction.

(E) Agency will reconcile any discrepancies, subject to Advertiser's approval, and obtain make-goods, credits or other compensating adjustments from the media suppliers.

(F) Agency will work directly with Advertiser's telemarketing service provider to assess order results and assist in problems involving sourcing of all data points captured. Upon advertiser's requested schedule as defined during operational set up, Agency shall provide written estimates of orders, cleared dollars, and cost-per-order. The estimates shall be based on analysis of order "bursts" received from the telemarketer. On an ongoing basis, Agency will provide Advertiser with reports containing similar information based upon air times received from media vendors, and Agency will use best efforts to insure the accuracy of such reports. The reports will provide Advertiser a listing of the orders, cleared dollars, cost-per-order, cost per call, cost per thousand, up-sell ratios, order ratios and media efficiency ratios for each media spot individually and in the aggregate.
                                                                   INITIAL:

3. ADVERTISER AUTHORIZATIONS AND APPROVALS. Within the reasonable requirements and parameters established by Advertiser and of which Agency is given written notice, Advertiser hereby authorizes Agency to purchase and book media advertising availabilities ("Availabilities") without Advertiser's prior approval. Notwithstanding the foregoing, Advertiser reserves its right to serve advance written notice upon Agency requiring Agency to obtain prior approval to purchase and book future Availabilities. Said notice shall only be effective as to future bookings, and shall not affect those bookings which Agency cannot cancel in compliance with the media supplier's cancellation policy. Agency, upon receiving such written notice, shall submit to Advertiser suggested media advertising availabilities with costs for its use ("Suggested Availabilities"), and Advertiser within a reasonable time prior to the date and time such availabilities must be booked shall select and approve, via email, those Suggested Availabilities that it desires to purchase ("Approved Availabilities"). During the term of this Agreement, Advertiser shall not book the Suggested or Approved Availabilities other than through Agency. Agency shall use all reasonable efforts to book the Approved Availabilities for Advertiser's use. Agency shall not be liable or responsible for any failure to obtain Approved Availabilities due to Advertiser's delay in selecting and approving the media. (Approved Availabilities booked for Advertiser's use are hereinafter referred to collectively as the "Media Contracts" or individually as a "Media Contract").

4. ADVERTISER'S LIABILITY. Advertiser shall be liable for and shall pay Agency all incidental costs and expenses related to each Media Contract, and all commissions owed to Agency for each such Media Contract as specified in Section 5.

5. COMPENSATION. (A) Advertiser shall be liable for and shall pay to Agency a commission equal to Fifteen Percent (15%) of the "Gross Media" dollars spent or as scheduled per the Media Contract. The parties agree that Gross Media shall mean the total cost of media purchased inclusive of agency commission.

(B) Agency, upon undertaking any of the initial "pre-rollout" services mentioned below, with and on behalf of Advertiser, shall bill Advertiser per the following fee schedule: (See Section 5C for waiver clause):

     Commercial Production Assistance/Scripting - $500 per hour
     Vendor setup - $400 per hour
     Call center script writing - $500 per hour
     Call Center Training - $3,000 per day + out of pocket expenses

(C) In the event Advertiser and Agency proceed to the Rollout Phase the above fees will be waived by Agency and applied against future commissions per 5(A). The parties agree that Rollout shall mean gross media spend of at least $300 thousand dollars spent per week for a consecutive four week period.

6. BILLING AND PAYMENT. Agency shall regularly invoice Advertiser for the costs and expenses of all Media Contracts and Agency's commission for such contracts. Agency will invoice Advertiser not less than four (4) weeks in advance of the first scheduled airdate for all media types ("First Scheduled Airdate") and Advertiser shall make payment not later than three (3) weeks prior to the First Scheduled Airdate. Advertiser shall remit funds to Agency by wire transfer to the following account:
                                J.P. MORGAN CHASE
                                  CHIEF MEDIA
                             ACCOUNT # 891-502399665
                              ROUTING # 021-0000-21
                                 350 MAIN STREET
                              HUNTINGTON, NY 11743
                                  631-673-7422


                                                                   INITIAL:

7. CANCELLATIONS. (A) In the event that Advertiser cancels any Media Contract such that Agency is unable to cancel its contract with the media outlet including, but not limited to, print, broadcast stations, cable stations, radio stations and online media, Advertiser shall remain liable for and shall pay Agency the following:

(i) All actual costs incurred in connection with such canceled Media Contract;
and

(ii) Agency's commission for such canceled contract.

In the event of cancellation by Advertiser pursuant to this Subsection 7(A), Agency shall use its reasonable best efforts to mitigate Advertiser's liability to Agency for costs and commissions. If Agency is able to resell the Media Contract, Advertiser will be liable to Agency only for an amount equal to the cost and commission which Agency would receive under the relevant Media Contract less the cost and commission, if any, actually received by Agency upon resale.

(B) If Advertiser fails to make timely payments, for the costs, expenses and commissions for any Media Contract, as required by Sections 4, 5 and 6 hereof, Advertiser will be charged a fee equal to one half of one percent (.50%) per week of any balance outstanding and Agency reserves the right, in its sole discretion, but shall not be obliged to, deem the unpaid Media Contract as having been canceled by the Advertiser.

(C) Except as provided in Subsection 7(B), cancellations of Media Contracts by Advertiser may only be made in writing signed by Advertiser and delivered to Agency.

8. CONFIDENTIALITY.

(A) Agency agrees that all confidential proprietary information, materials, and knowledge acquired or learned by Agency from Advertiser or developed or obtained by Agency in connection with its services hereunder, including but not limited to, ordering information, strategy, sales results, data, media information, financial results, customer lists, trade secrets, costs, and other information, which if disclosed could be of assistance to Advertiser's competitors, will be held by Agency in confidence. Except as may otherwise be required by applicable law or judicial or administrative order, such information may not be disclosed or used by Agency for any purpose whatsoever except solely by Agency personnel, its advisors and representatives or otherwise in furtherance of Agency's obligation's and responsibilities to Advertiser under this Agreement. The obligations of this paragraph do not apply to information which is or later becomes part of the public domain through no fault of Agency.

(B) Advertiser agrees that all confidential proprietary information, materials, and knowledge acquired or learned from Agency or developed or obtained in connections with Agency's services hereunder, including but not limited to, Suggested Availabilities, stations, unit costs for the time slots, scripting, buying strategies, analytical strategies and other information which if disclosed could be of assistance to Agency's competitors will be held by Advertiser in confidence. Except as may otherwise be required by applicable law or judicial or administrative order, such information may not be disclosed or used for any purpose whatsoever except solely by Advertiser's personnel in furtherance of Advertiser's obligation's and responsibilities to Agency under this Agreement. The obligations of this paragraph do not apply to information which is or later becomes part of the public domain through no fault of Advertiser.

9. INDEMNIFICATION. Each party shall indemnify and hold the other party harmless from and against all claims, liabilities, loss and damages arising from or relating to any and all Media Contracts, and any and all claims, liabilities, losses or damages arising from or relating to any advertising for which Media Contracts are used and the products or services advertised, including the costs of litigation and attorney's fees, unless the claim, liability, loss or damages arise solely from the negligence of the party against which such claim is made. In addition, notwithstanding the foregoing, Agency and Advertiser agree that Agency is not responsible or liable to Advertiser or Advertiser's Client, if any, for any claims or damages arising from or relating to the sales performance of any product or service advertised, without regard to whether or not Advertiser or Advertiser's Client approved the Availability. Both party's liability hereunder shall not exceed the amounts paid by Client to Agency hereunder, and in no event shall either party be liable for consequential damages.

10. EFFECTIVE DATE. This Agreement shall be effective as of the date of this Agreement first set forth above.
                                                                   INITIAL:

11. TERMINATION. Either party may terminate this Agreement by giving the other party sixty (60) days advance written notice thereof. All rights and duties of the parties shall continue during such notice period; provided, however, that Agency shall not obtain any additional Media Contracts for Advertiser' account during such notice period unless Advertiser provides Agency with written consent to do so, in which case Advertiser shall be liable for all costs, expenses and commissions owed to Agency in accordance with the terms hereof. Notwithstanding any termination of this Agreement, Advertiser shall remain liable to Agency, as provided by this Agreement for all costs, expenses and commissions for Media Contracts that have Air Dates prior to, during, or after either the notice period or the termination of this Agreement.

12. MODIFICATIONS. Advertiser reserves the right to modify, reject, cancel, or stop any and all plans, schedules, or media purchases. In such event, Agency shall promptly take all reasonable steps to carry out Advertiser's instructions. Advertiser agrees to reimburse Agency for all expenses incurred and to indemnify Agency for all claims and actions by third parties for damages and expenses that result from carrying out Advertiser's instructions.

13. RECORD INSPECTION. Agency's records relating to ordering and payment of media and other services hereunder which are billed to Advertiser shall be open to inspection by Advertiser's authorized representatives during normal business hours following reasonable notice to Agency for a period of one year.

14. PUBLICITY. Any public announcement or publicity concerning the relationship established by this Agreement or the services provided hereunder shall be released only upon mutual written consent of both of the Parties.

15. CONTROLLING LAW. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of New York, excluding any conflicts of law principles which would apply the law of any other jurisdiction. It is hereby agreed that any matter arising under this Agreement (subject to the arbitration provisions below) and including, without limitation, any suit to enforce and award under the arbitration provisions hereof, must be finally adjudged or determined in any court or courts of the State of New York or of the United States of America, in New York County, New York, and the parties hereto hereby submit generally and unconditionally to the jurisdiction of such courts and of any of them in respect to any such matter and consent to service of process by any means authorized by New York law.

16. ARBITRATION. Any controversy or claim between the parties, including, but not limited to, those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitration shall commence at a location in New York County, New York to be chosen by the arbitrators. The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No provision of this paragraph shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration.

17. ATTORNEY'S FEES. The prevailing Party in any action brought to enforce this Agreement or any provision hereof, to rescind the same, or to collect damages for an alleged breach thereof shall be entitled to recover its reasonable attorney's fees and court costs from the non- prevailing Party.

18. INTEGRATION AND MODIFICATION. This Agreement contains the entire agreement of the Parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. No representations were made or relied upon by either Party, other than those that are expressly set forth herein. No agent, employee, or other representative of either Party is empowered to alter any term of this Agreement, unless done in writing and signed by an appropriate officer of Advertiser and an executive officer of Agency.

                                                                   INITIAL:

19. ASSIGNMENT UPON TERMINATION. Upon termination of this Agreement and upon payment of all amounts due to Agency hereunder, Agency shall assign to Advertiser all Media Contracts and all Agency's rights and contracts, agreements, arrangements, or other transactions made with third parties for Advertiser's account effective on the date of termination or on such other date as may be agreed upon by the Parties. Advertiser shall assume all obligations and indemnify and hold Agency harmless from all liability thereunder. If any contract is not assignable, or consent to assignment is refused, or Agency cannot obtain a release from its obligations, Agency shall continue performance, and Advertiser shall meet its obligations, as to the unassigned or unreleased contracts to Agency as though this Agreement had not been terminated.

20. WAIVER. The failure of either Party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach or of any future violation, breach or wrongful conduct.

21. NOTICES. All notices pertaining to this Agreement shall be in writing and given at the addresses indicated set forth below, or at such other address as may be designated by the Parties.

                                 ADVERTISER NAME
                                     ADDRESS
                                     CONTACT
                                      PHONE
                                       FAX
                                      EMAIL

                                CHIEF MEDIA, LLC
                               70 WEST 36TH STREET
                                   10TH FLOOR
                               NEW YORK, NY 10018
                                 ATTN: VIC GOLIO
                                 212-300-8977-P
                                 212-629-9505-F
                              VGOLIO@CHIEFMEDIA.COM
                              ---------------------

22. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23. PRESUMPTION. This Agreement, having been fully negotiated and drafted by both Parties, shall not be strictly construed against either Party.

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

25. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed this Agreement as of the day first above written.

CHIEF MEDIA, LLC.                      ADVERTISER


By:_______________________________     By:_______________________________
Vic Golio                              Name
Executive Vice President               Title